JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust
ADDRESS:	4400 Biscayne Blvd
Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Vaporin, Inc. (VAPO)

Date of Event Requiring Statement:	August 29, 2014

FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee